EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS JANUARY 2006

OPERATIONAL PERFORMANCE

HOUSTON, Feb. 1, 2006 - Continental Airlines (NYSE: CAL) today reported a January consolidated (mainline plus regional) load factor of 75.9 percent, 0.5 points above last year's January consolidated load factor. The carrier reported a mainline load factor of 76.4 percent, 0.2 points above the January 2005 mainline load factor, and a domestic mainline load factor of 78.3 percent, 2.2 points above January 2005. All three were records for January. In addition, the airline had an international mainline January load factor of 74.2 percent, 2.2 points below January 2005.

During the month, Continental recorded a U.S. Department of Transportation on-time arrival rate of 78.1 percent and a systemwide mainline completion factor of 99.8 percent.

In January 2006, Continental flew 6.6 billion consolidated revenue passenger miles (RPMs) and 8.7 billion consolidated available seat miles (ASMs), resulting in a traffic increase of 13.0 percent and a capacity increase of 12.2 percent as compared to January 2005. In January 2006, Continental mainline flew 5.9 billion mainline RPMs and 7.7 billion mainline ASMs, resulting in a mainline traffic increase of 12.3 percent and a mainline capacity increase of 12.1 percent as compared to January 2005. Domestic mainline traffic was 3.2 billion RPMs in January 2006, up 11.9 percent from January 2005, and domestic mainline capacity was 4.1 billion ASMs, up 8.8 percent from January 2005.

For the month of January 2006, consolidated passenger revenue per available seat mile (RASM) is estimated to have increased between 4.5 and 5.5 percent compared to January 2005, while mainline passenger RASM is estimated to have increased between 3.0 and 4.0 percent compared to January 2005.  For December 2005, consolidated passenger RASM increased 7.5 percent compared to December 2004 while mainline passenger RASM increased 6.0 percent from December 2004.

Continental's regional operations (Continental Express) had a record January load factor of 72.7 percent, 3.7 points above last year's January load factor. Regional RPMs were 733.0 million and regional ASMs were 1,007.7 million in January 2006, resulting in a traffic increase of 18.6 percent and a capacity increase of 12.5 percent versus January 2005.

Continental Airlines is the world's sixth-largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 151 domestic and 133 international destinations, more than any other carrier in the world. More than 400 additional points are served via SkyTeam alliance airlines, which include Aeromexico, Air France, Alitalia, CSA Czech Airlines, Delta Air Lines, KLM, Korean Air and Northwest Airlines.  With nearly 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 61 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the second consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2005 list of Most Admired Global Companies. Continental was also included in the publication's annual "Top 50" list, which ranks all companies, across a wide variety of industries, that appear in the Global Most Admired Companies issue. Continental again won major awards at the 2005 OAG Airline of the Year Awards including "Airline of the Year" and "Best Airline Based in North America" for the second consecutive year, and "Best Executive/Business Class" for the third consecutive year. For more company information, visit continental.com.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of our significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

PRELIMINARY TRAFFIC RESULTS
JANUARY	2006	2005	Change
REVENUE PASSENGER MILES (000)
Domestic	3,203,587	2,862,020	11.9	Percent

International	2,690,066	2,384,887	12.8	Percent
Transatlantic	1,162,753	985,097	18.0	Percent
Latin America	906,021	838,214	8.1	Percent
Pacific	621,292	561,576	10.6	Percent

Mainline	5,893,652	5,246,908	12.3	Percent
Regional	732,999	618,093	18.6	Percent
Consolidated	6,626,651	5,865,001	13.0	Percent
AVAILABLE SEAT MILES (000)
Domestic	4,091,051	3,761,257	8.8	Percent

International	3,626,685	3,122,987	16.1	Percent
Transatlantic	1,610,631	1,327,001	21.4	Percent
Latin America	1,179,789	1,078,493	9.4	Percent
Pacific	836,265	717,493	16.6	Percent

Mainline	7,717,736	6,884,244	12.1	Percent
Regional	1,007,696	895,614	12.5	Percent
Consolidated	8,725,432	7,779,858	12.2	Percent
PASSENGER LOAD FACTOR
Domestic	78.3 Percent	76.1 Percent	2.2	Points

International	74.2 Percent	76.4 Percent	-2.2	Points
Transatlantic	72.2 Percent	74.2 Percent	-2.0	Points
Latin America	76.8 Percent	77.7 Percent	-0.9	Points
Pacific	74.3 Percent	78.3 Percent	-4.0	Points

Mainline	76.4 Percent	76.2 Percent	0.2	Points
Regional	72.7 Percent	69.0 Percent	3.7	Points
Consolidated	75.9 Percent	75.4 Percent	0.5	Points
ONBOARD PASSENGERS
Mainline	3,704,882	3,358,027	10.3	Percent
Regional	1,297,844	1,105,241	17.4	Percent
Consolidated	5,002,726	4,463,268	12.1	Percent
CARGO REVENUE TON MILES (000)
Total	80,302	81,410	-1.4	Percent

PRELIMINARY OPERATIONAL AND FINANCIAL RESULTS
JANUARY	2006	2005	Change
On-Time Performance [1]	78.1%	78.0%	0.1	Points
Completion Factor [2]	99.8%	98.9%	0.9	Points
December 2005 year-over-year consolidated RASM change			7.5	Percent
December 2005 year-over-year mainline RASM change			6.0	Percent
January 2006 estimated year-over-year consolidated RASM change			4.5-5.5	Percent
January 2006 estimated year-over-year mainline RASM change			3.0-4.0	Percent
January 2006 estimated average price per gallon of fuel, including fuel taxes			1.89	Dollars
First Quarter 2006 estimated average price per gallon of fuel, including fuel taxes			1.97	Dollars

1 Department of Transportation Arrivals within 14 minutes
2 Mainline Mileage Completion Percentage